Exhibit 10.5

July 6th, 2017

Attn:	Dr. Curt LaBelle
Re:	Engagement Letter for Professional Services

Dear Dr. LaBelle:

On behalf of Eyenovia, Inc. (the “Company”), I am pleased to extend our professional services agreement outlining Cura Partners engagement as an operating Board member, Head of Operations and BD.

Starting July 1st, 2017, you will provide services not to exceed 2 days a week with compensation as a consultant. In this capacity, you will be paid $9,567 per month and for any additional work at the rate of $250 per hour.

In addition, the Board is approving a total of 500,000 options. 75% of the total option package will be granted now and will start vesting immediately in thirty-six (36) equal monthly installments. The additional 25% of the options will be bestowed within 12 months and will be based on meeting pre-specified milestones as proposed by you and approved by management.

As a condition of your engagement, you will be required to sign the Company’s standard form of nondisclosure and assignment agreement (a copy of which is enclosed), and to provide the Company with documents establishing your identity and right to work in the United States.

The Company may terminate this agreement: (i) for convenience, upon one hundred twenty (120) days written notice to Consultant; or (ii) immediately for Consultant’s failure to satisfactorily perform his/her duties described above or for Consultant’s breach of any of his/her obligations under this agreement.

We look forward to working with you at the Company. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement.

Sincerely,

/s/ Tsontcho Ianchulev
Tsontcho Ianchulev, MD
CEO- Eyenovia, Inc.

The foregoing terms are hereby understood and accepted:

Signed:	/s/ Curt LaBelle

www.eyenoviabio.com